As filed with the Securities and Exchange Commission on April 1, 2002 - Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MACATAWA BANK CORPORATION

(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation or organization)	38-3391345 (I.R.S. Employer Identification No.)

348 South Waverly Road, Holland, Michigan 49423
(Address of Principal Executive Offices)           (Zip Code)

Grand Bank Financial Corporation 1988 Stock Option Plan
Grand Bank Financial Corporation Stock Option Plan of 1997
(Full Title of the Plan)

Benj. A. Smith, III, 106 E. 8th Street, Holland, Michigan 49423, (616) 396-0119
(Name, address and telephone number, including area code of agent for service)

Copies of Communications to:

Donald L. Johnson
Varnum, Riddering, Schmidt & Howlett LLP
333 Bridge Street, N.W., P.O. Box 352
Grand Rapids, Michigan 49501-0352
(616) 336-6000

CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                            Proposed             Proposed
          Title of                                           Maximum              Maximum
      Securities to be              Amount to be         Offering Price          Aggregate            Amount of
         Registered                  Registered           Per Share(2)        Offering Price      Registration Fee
--------------------------------------------------------------------------------------------------------------------
        Common Stock              82,904 Shares(1)           $19.60             $1,624,918              $149
====================================================================================================================
(1)	These shares of Common Stock are issuable pursuant to options previously granted to certain employees of Grand Bank Financial Corporation or its subsidiary assumed by the Registrant. This Registration Statement also covers such indeterminable additional number of shares as may be issuable under the plans by reason of adjustment in the number of shares covered thereby.

(2)	For the purpose of computing the registration fee only, the price shown is based upon the price of $19.60 per share, the average of the high and low sales prices for the Common Stock of Macatawa Bank Corporation as reported in the NASDAQ Market on March 26, 2002, in accordance with Rule 457(c) and (h)(1).

Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      The documents containing the information required in Part I of the Registration Statement will be provided to each option holder as required by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission in accordance with the instructions to Form S-8, but constitute (along with the documents incorporated by reference into the registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

      Macatawa Bank Corporation (the "Company") hereby incorporates by reference in this Registration Statement the following documents:

           (a) The Company's annual report on Form 10-K for the year ended December 31, 2001 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended.

           (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), since the end of the fiscal year ended December 31, 2001, covered by the document referred to in (a) above.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

      A description of the Company's common stock, the class of securities offered pursuant to this Registration Statement, is contained in the Company's Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, and is incorporated herein by reference, including any subsequent amendments or reports filed for the purpose of updating that description.

Item 4. Description of Securities

      The common stock of the Company is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

      Members of Varnum, Riddering, Schmidt & Howlett LLP own, in the aggregate, 25,103 shares of Common Stock.

Item 6. Indemnification of Directors and Officers

      Sections 561-571 of the Michigan Business Corporation Act, as amended (the "MBCA"), grant the Company broad powers to indemnify any person in connection with legal proceedings brought against him by reason of his present or past status as an officer or director of the Company, provided that the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The MBCA also gives the Company broad powers to indemnify any such person against expenses and reasonable settlement payments in connection with any action by or in the right of the Company, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification may be made if such person is adjudged to be liable to the Company unless and only to the extent the court in which such action was brought determines upon application that, despite such adjudication, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for reasonable expenses as the court deems proper. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the Company is required by the MBCA to indemnify him or her against expenses, including attorneys' fees, that are actually and reasonably incurred by him or her in connection therewith.

      The Company's Articles of Incorporation contain provisions entitling directors and executive officers of the Company to indemnification against certain liabilities and expenses to the full extent permitted by Michigan law.

      Under an insurance policy maintained by the Company, the directors and officers of the Company are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

Item 7. Exemption from Registration Claimed

      Not applicable.

Item 8. Exhibits

      Reference is made to the Exhibit Index which appears on page S-6.

Item 9. Undertakings

      The undersigned registrant hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement.

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(i) and (a) (ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15 (d) of Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Holland, State of Michigan, on the 1st day of April, 2002.

MACATAWA BANK CORPORATION By /s/ Benj. A. Smith III Benj. A. Smith III, Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Benj. A. Smith III and Philip J. Koning, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on April 1, 2002, by the following persons in the capacities indicated.

Signatures	Title
/s/ Benj. A. Smith III Benj. A. Smith III	Chief Executive Officer and a Director (principal executive officer)

/s/ Steven L. Germond Steven L. Germond	Chief Financial Officer (principal financial and accounting officer)

/s/ G. Thomas Boylan G. Thomas Boylan	Director

/s/ Robert E. DenHerder Robert E. DenHerder	Director

/s/ John F. Koetje John F. Koetje	Director

/s/ Philip J. Koning Philip J. Koning	Director and President

EXHIBIT INDEX

      The following exhibits are filed as a part of the Registration Statement:

Exhibit 5	Opinion of Varnum, Riddering, Schmidt & Howlett LLP

Exhibit 23(a)	Consent of Crowe, Chizek and Company LLP

Exhibit 23(b)	Consent of Varnum, Riddering, Schmidt & Howlett LLP -included in Exhibit 5

Exhibit 24	Power of Attorney - included on page S-4 hereof

EXHIBIT 5

April 1, 2002

Macatawa Bank Corporation
348 South Waverly Road
Holland, Michigan 49423

           Re:           Registration Statement on Form S-8

Ladies and Gentlemen:

      With respect to the Registration Statement on Form S-8 (the "Registration Statement"), filed by Macatawa Bank Corporation, a Michigan corporation (the "Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 82,904 shares of the Company's common stock for issuance pursuant to the Grand Bank Financial Corporation 1988 Stock Option Plan and the Grand Bank Financial Corporation Stock Option Plan of 1997 (the "Plans"), we have examined such documents and questions of law we consider necessary or appropriate for the purpose of giving this opinion. On the basis of such evaluation, we advise you that in our opinion the 82,904 shares covered by the Registration Statement, upon the exercise of stock options, at the prices described in the Registration Statement, and upon delivery of such shares and payment therefor in accordance with the terms stated in the Plans and the Registration Statement, will be duly and legally authorized, issued and outstanding and will be fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

Sincerely,

VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP

/s/ Varnum, Riddering, Schmidt & Howlett LLP

EXHIBIT 23(a)

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Macatawa Bank Corporation

As independent public accountants, we hereby consent to incorporation by reference in this registration statement of our report dated January 25, 2002, included in Macatawa Bank Corporation's Annual Report on Form 10-K for the year ended December 31, 2001, and to all references to our firm included in this registration statement.

Crowe, Chizek and Company LLP /s/ Crowe, Chizek and Company LLP

Grand Rapids, Michigan
March 29, 200